AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

This Amended and Restated Change in Control Agreement (the "Agreement") among The Adams National Bank ("Bank"), Abigail Adams National Bancorp ("Bancorp") and Karen E. Troutman ("Executive"), is made and effective as of December 15, 2008.

WHEREAS, the Bancorp, the Bank and Executive entered into a change in control agreement dated September 19, 2000 (the "Prior Agreement"); and

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended, (the "Code"), effective January 1, 2005, requires deferred compensation arrangements, including those set forth in change in control agreements, to comply with its provisions and restrictions and limitations on payments of deferred compensation; and

WHEREAS, the Bancorp and the Bank desire to amend and restate the Prior Agreement in order to make changes to comply with Code Section 409A; and

WHEREAS, Executive has agreed to such changes.

NOW, THEREFORE, in consideration of the purposes set forth above, the covenants and conditions herein contained, and other good and valuable consideration, the parties, intending to be bound, agree as follows:

1. Term. If a Change of Control occurs while Executive remains an employee of Bank and Bancorp, Executive shall be entitled to the compensation set forth in paragraph 4 of this Agreement upon any subsequent termination of her employment. If Executive's status as an employee of the Bank or Bancorp terminates for any reason whatsoever at any time before the occurrence of a Change of Control, this Agreement shall terminate with Executive's employment and have no further effect at any time thereafter. The words "terminate(d)" or "termination," when used in connection with Executive's employment in any part of this Agreement, shall mean and include termination as a result of death, disability, discharge, resignation or any other reason.

2. Change of Control.  The term "Change of Control," as used herein,  shall mean
(a) any transaction or series of related transactions by which either Bank or Bancorp merge or are consolidated with another company, unless the shareholders of Bank or Bancorp, as the case may be, immediately before such event hold at least 80% of the outstanding voting stock of the surviving entity thereafter;
(b) the sale or other transfer of more than 50% of Bank's or Bancorp's assets in a single transaction or series of related transactions out of the ordinary course of business; (c) any change in the membership of the Bank's board of directors in any two-year period such that those who constituted the board at the beginning of such period are now less than a majority of the board; (d) any person shall become the beneficial owner of more than 50% of the voting stock of Bancorp as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (e) the occurrence of any other event that either the Bank or the Bancorp is or would be, if subject to SEC regulation, required to report as a change of control pursuant to Item 6 of
Schedule 14A of SEC Regulation 14A.

3. Employment Prior to Change of Control. Executive shall remain in the employ of Bank and Bancorp and shall faithfully perform all the duties of Executive's

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position,  in good faith,  during any period  following any  announcement by any person of a transaction which would, if effected, constitute a Change of Control, until such change has taken place, or the plan to make it has been cancelled or the attempt abandoned. Nothing contained in this section shall be construed as a contract of employment or to limit the right or power of the Bank or Bancorp to terminate the employment of Executive.

4. Compensation on Termination. If Executive's employment with the Bank or Bancorp terminates at any time after a Change of Control, regardless of the cause of termination, Executive shall be entitled to the following post-termination compensation, in addition to all regular pay, vacation time and retirement benefits accrued through the date of termination and in addition to the continuation of non-taxable health and pension benefits to the extent required by law: (a) severance pay of six month's base salary at the highest salary level attained by Executive before termination, net of tax and other withholdings required by law; and (b) pro-rated portion of annual bonus, based on Executive's bonus for the preceding year, in accordance with the portion of the bonus period elapsed before termination. Such severance pay shall be paid in a single cash lump sum distribution within 30 days following Executive's termination of employment, provided, however, if Executive is a "Specified Employee," as defined in Treasury Regulation 1.409A-1(i), then, solely to the extent required to avoid penalties under Code Section 409A, such payment shall be delayed until the first day of the seventh full month following Executive's termination of employment. In no event shall the compensation payable to Executive under this section exceed the maximum amount that may be paid without the arrangement constituting a "parachute payment" under Section 280G(b)(2) of the Internal Revenue Code. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment, nor shall the amount of any payment provided for in this paragraph be reduced by any compensation earned by Executive as the result of other employment.

5. Successor Liability. This Agreement is made for the benefit of, and shall be binding upon, the parties and their respective heirs, executors, administrators, transferees, assignees and other successor in interest of every kind. Bank and Bancorp shall require any successor to assume their liability to Executive under this Agreement, but such assumption shall not relieve either Bank or Bancorp of their obligations to Executive if the successor fails to perform them.

6. Miscellaneous Provisions. This Agreement (and Executive's employment agreement, if any, with the Bank) constitute the entire agreement of the parties with respect to this subject matter hereof. No other understanding, agreement or representation shall have any force or effect. This Agreement may be executed in counterparts, each of which shall be deemed an original, provided all parties have signed at least one such counterpart. This Agreement may not be modified, waived or discharged except by means of a further written agreement signed (on one copy or in counterparts) by all parties. No waiver by either party at any time of any of the provision hereof shall be deemed a waiver of any other provision or of any future breach of the same provision. This Agreement shall be construed under the laws of the District of Columbia.

7. Advice of Counsel. Executive acknowledges receipt of advice to seek independent legal counsel concerning the terms of this Agreement. Executive has obtained such counsel, or has knowingly and voluntarily waived the right to do so. The provisions of this Agreement shall not be construed against any party on the basis of its having drafted the same.

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8.  Severability.  Should  any  portion  of this  Agreement  be held  invalid or unenforceable, the remaining provisions shall nevertheless remain in full force and effect.

9. Separation from Service. Notwithstanding anything else in this Agreement to the contrary, Executive's employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A. For purposes of this Agreement, a "Separation from Service" shall have occurred if the Bank, the Bancorp and Executive reasonably anticipate that either no further services will be performed by Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50% of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

                         [Signatures on following page]

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IN WITNESS WHEREOF the parties have executed this Agreement the day and year set forth below.



                                               ABIGAIL ADAMS NATIONAL BANCORP



Date: December 15, 2008                     By: /s/ Robert W. Walker
      -----------------                     -----------------------------------



                                                     THE ADAMS NATIONAL BANK



Date: December 15, 2008                     By: /s/ Robert W. Walker
      -----------------                      -----------------------------------



                                    EXECUTIVE



Date: December 15, 2008                     /s/ Karen E. Troutman
      -----------------                     ------------------------------------
                                                Karen E. Troutman
                                                Senior Vice President and
                                                 Chief Financial Officer